EXHIBIT 4.2

AMENDMENT

TO THE

2004 EQUITY PLAN OF INTEGRATED DEVICE TECHNOLOGY, INC.

Integrated Device Technology, Inc., a Delaware corporation (the “Company”), hereby adopts this Amendment (this “Amendment”) to the 2004 Equity Plan of Integrated Device Technology, Inc. (the “Plan”). Capitalized terms used in this Amendment without definition shall have the meanings given to such terms in the Plan.

WHEREAS, Section 14.1 of the Plan currently provides that the Board of Directors of the Company may amend the Plan; and

WHEREAS, the Company’s Board of Directors has determined that it is in the best interests of the Company to amend Section 3.1(a) of the Plan as set forth below.

NOW, THEREFORE, Section 3.1(a) of the Plan is hereby amended as follows:

Section 3.1(a). Section 3.1(a) of the Plan is hereby deleted and replaced to read in its entirety as follows:

“(a) Subject to Article 11 and Sections 3.1(b) and 3.4, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 19,500,000 shares.”

I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of the Company effective as of June 15, 2005, subject to approval by the stockholders of the Company within 12 months of such date.

Executed on this 15th day of June, 2005.

/s/ Clyde R. Hosein
Clyde R. Hosein
Secretary